CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Diamond Home Services, Inc. of our report dated February 19, 1999, included in the 1998 Annual Report to Shareholders of Diamond Home Services, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-13381) pertaining to the Diamond Home Services, Inc. Incentive Option Plan and the Diamond Home Services, Inc. 1996 Non-employee Director Stock Option Plan of our report dated February 19, 1999 with resepct to the consolidated financial statements of Diamond Home Services, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1998.



                              Earnst & Young LLP


Chicago, Illinois
March 31, 1999